Exhibit 99.01

NEWS RELEASE
1225 17th St. Denver, CO 80202

Xcel Energy Media Relations (303) 294-2300
www.xcelenergy.com

January 13, 2004

Xcel Energy announces agreement to sell CLF&P

     MINNEAPOLIS — Xcel Energy (NYSE: XEL) announced today a definitive agreement to sell its Cheyenne Light, Fuel & Power (CLF&P) electricity and natural gas operations to Black Hills Corp. (NYSE: BKH), pending regulatory approval by the Federal Energy Regulatory Commission and the Wyoming Public Service Commission.

     Xcel Energy is expected to record a one-time gain of approximately 1 cent per share upon completion of the transaction. CLF&P contributed less than 1 cent per share to Xcel Energy’s annual earnings. No other financial information is being disclosed at this time.

     “Cheyenne Light Fuel & Power has been an important part of our system for many years. This change in ownership will be largely transparent to the customer. Black Hills is a highly regarded utility and will continue to offer quality service to customers in the area,” said Richard C. Kelly, Xcel Energy president and chief operating officer.

     CLF&P serves approximately 38,000 electricity customers and 30,000 natural gas customers in Cheyenne and several surrounding communities in southeastern Wyoming. CLF&P was acquired by Public Service Co. of Colorado, a predecessor of Xcel Energy, in October 1923.

     Xcel Energy is a major U.S. electricity and natural gas company, with operations in 11 western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com .

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Exhibit 99.01

Xcel Energy announces agreement to sell CLF&P— Pg. 2 of 2

For further information, contact:

Xcel Energy Investor Relations:

          -      Dick Kolkmann, (612) 215-4559

          -      or Paul Johnson, (612) 215-4535

Media Relations (Denver):

          -     (303) 294-2300

This news release may contain statements, which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the effects of regulation, changes in capital requirements and funding, resolution of pending litigation, acquisitions, and competition.

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